Exhibit 99.1

May 2, 2011

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports first quarter of 2011 financial and transaction production results
PITTSBURGH, PA — HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the first quarter of 2011. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading providers of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
First Quarter Results
     The Company reported revenues of $41.9 million for the first quarter of 2011, an increase of $22.5 million, or 116% compared to the first quarter of 2010 revenues of $19.4 million. The Company generated operating income of $4.3 million for the first quarter of 2011 compared to an operating loss of $1.0 million for the first quarter of 2010, representing a $5.3 million, or a 526% improvement over the first quarter of 2010. This improvement in operating income is primarily attributable to the increase in production volumes and related revenue in all of the Company’s capital markets services platforms, offset by an increase in costs of services that are directly attributable to the higher capital markets services revenues, and an increase in operating, administrative and other costs including a $0.5 million charge recognized in the first quarter of 2011 that related to special equity-based compensation awards granted in December 2010, as described in the Company’s most recent Annual Report on Form 10-K.
     Interest and other income, net totaled $2.9 million, an increase of $1.1 million, or 64.9%, during the first quarter of 2011 compared to $1.7 million in the first quarter of 2010. This was a result of increased

HFF reports first quarter of 2011 financial results

income recognized on the Company’s initial recording of mortgage servicing rights as well as other income earned primarily related to the Company’s Freddie Mac Program Plus® Seller Servicer business.
     The Company recorded an income tax expense of $2.8 million in the first quarter of 2011, compared to an income tax expense of $0.1 million in the first quarter of 2010, which is primarily due to the higher income before income taxes in the first quarter of 2011 compared to the first quarter of 2010.
     The Company reported net income attributable to controlling interest for the first quarter of 2011 of $4.0 million (after a downwards adjustment to net income of approximately $0.3 million to reflect the impact of the noncontrolling ownership interest of HFF Holdings LLC (Holdings) in the Operating Partnerships) compared with a net loss attributable to controlling interest of $77,000 for the quarter ended March 31, 2010 (after a downwards adjustment to net income of approximately $0.6 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the first quarter of 2011 was $0.11 per diluted share compared to a net loss attributable to controlling interest for the first quarter ended March 31, 2010 of less than $0.01 per diluted share.
     EBITDA (a non-GAAP measure whose reconciliation to net income (loss) attributable to controlling interest can be found within this release) was $8.1 million for the first quarter ended March 31, 2011, an increase of approximately $6.5 million, or 395%, as compared to EBITDA in the amount of $1.6 million in the first quarter of 2010. This increase is primarily attributable to the increase in operating income as discussed above.

HFF reports first quarter of 2011 financial results

HFF, Inc.
Consolidated Operating Results
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended Mar. 31,
	2011	2010
Revenue	$41,936	$19,413

Operating expenses:
Cost of services	25,410	12,050
Operating, administrative and other	11,260	7,451
Depreciation and amortization	955	923

Total expenses	37,625	20,424

Operating income (loss)	4,311	(1,011)

Interest and other income, net	2,867	1,739
Interest expense	(10)	(26)
Decrease in payable under the tax receivable agreement (2)	—	(8)

Income before income taxes	7,168	694

Income tax expense	2,821	146

Net income	4,347	548

Net income attributable to noncontrolling interest (1)	298	625

Net income (loss) attributable to controlling interest	$4,049	$(77)

Earnings per share — basic	$0.11	$(0.00)
Earnings per share — diluted	$0.11	$(0.00)

EBITDA	$8,133	$1,643

Production Volume and Loan Servicing Summary
     The reported volume data presented below (provided for informational purposes only), is unaudited and is estimated based on the Company’s internal database.

HFF reports first quarter of 2011 financial results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended Mar. 31

By Platform	2011		2010

		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$2,312,468	113	$1,702,655	74
Investment Sales	2,824,353	60	1,035,936	26
Structured Finance	46,272	4	32,910	9
Loan Sales	197,025	6	31,226	4

Total Transaction Volume	$5,380,118	183	$2,802,727	113

Average Transaction Size	$29,400		$24,803

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,005,500		$1,563,000
Loan Servicing Portfolio Balance	$25,590,641	2,055	$25,016,968	2,041
First Quarter Production Volume Results
     Beginning in 2008 and continuing into the first quarter of 2010, the U.S. commercial real estate sector experienced a significant downturn in the number of transactions relative to prior periods from 2001 through 2007 due to adverse conditions in the global capital markets and economies, and in particular in the U.S. While the Company experienced a significant increase in transaction volumes during the first quarter of 2011 compared to the first quarter of 2010, current economic and uneven capital market conditions continue to negatively impact the Company’s production volumes relative to its historic production volumes in periods prior to 2008.
     Production volumes for the first quarter of 2011 totaled approximately $5.4 billion on 183 transactions, representing an increase in production volumes of 92.0% and an increase of 61.9% in the number of transactions when compared to first quarter of 2010 production of approximately $2.8 billion on 113 transactions. The average transaction size for the first quarter of 2011 was $29.4 million, approximately 18.5% higher than the comparable figure of approximately $24.8 million for the first quarter of 2010.
•	Debt Placement production volume was approximately $2.3 billion in the first quarter of 2011, representing an increase of 35.8% from first quarter of 2010 volume of approximately $1.7 billion.

HFF reports first quarter of 2011 financial results

•	Investment Sales production volume was approximately $2.8 billion in the first quarter of 2011, representing an increase of 172.6% from first quarter of 2010 volume of approximately $1.0 billion.
•	Structured Finance production volume was approximately $46.3 million in the first quarter of 2011, an increase of 40.6% from the first quarter of 2010 volume of approximately $32.9 million.
•	Loan Sales production volume was approximately $197.0 million for the first quarter 2011, an increase of 531.0% over the first quarter 2010 volume of $31.2 million.
•	At the end of the first quarter of 2011, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $2.0 billion compared to approximately $1.6 billion at the end of the first quarter of 2010, representing a 28.3% increase.
•	The principal balance of HFF’s Loan Servicing portfolio increased to approximately $25.6 billion at the end of the first quarter of 2011 from $25.0 billion at the end of the first quarter of 2010, representing an increase of approximately 2.3%.
     HFF’s total employment was 443 as of March 31, 2011, which represents a net increase of 50, or 12.7% over the total employment of 393 as of March 31, 2010 and a net increase of 16 over the total employment of 427 as of December 31, 2010. The employment level increase is due to the strategic addition of two new investment sales teams located in Orange County, CA and San Francisco, CA, the opening of a new office location in Austin, TX, as well as the organic growth and/or individual recruitment of several producers during the last twelve months, as the Company continued to take advantage of strategic opportunities to continue to serve its clients and grow its market share. The total number of producers as of March 31, 2011 was 178 compared to 170 at March 31, 2010 and 171 at December 31, 2010.
     “In the past five quarters we have seen continuous improvement in most sectors of the U.S. commercial real estate capital markets, especially in the public markets due primarily to the continuing and unprecedented quantitative easing by the U.S. Federal Reserve. These improved conditions coupled with a slowly improving economy have continued to benefit certain sectors of the private debt and equity markets for select commercial real estate transactions, especially core properties in the major tier one markets and distressed commercial real estate assets in select major markets, when compared to the transaction

HFF reports first quarter of 2011 financial results

environment in 2009 and in the first quarter of 2010. As evidenced by our investment sales transaction activity in the first quarter of 2011 compared to the first quarter of 2010, when compared to the reported national investment sales transaction activity for the comparable period, we believe we were able to continue to expand our market share while maintaining strong EBITDA margins and further strengthening our balance sheet and cash position during the quarter as we have over the previous four quarters,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer.
     “That said, there remain a number of headwinds that have the potential to negatively impact the improving conditions in the economy, the capital markets and the commercial real estate markets, especially in the U.S. Global issues such as Europe’s sovereign debt issues, not to mention the U.S.’s own sovereign debt issues, the issues facing Japan due to the earthquake and tsunami and the unrest in the Middle East, coupled with serious budget issues at the federal, state and local levels and the stubbornly high unemployment levels, individually or collectively have the potential to dampen the continuation of the improving economic and capital market conditions we have witnessed during the past five quarters. Generally speaking, the U.S. commercial real estate property level fundamentals, while somewhat improved in select property types and in select tier one markets, remain challenged. Given that property level fundamentals have historically lagged the U.S. economy, we expect them to remain challenged for select property types, especially in secondary and tertiary markets throughout 2011 and possibly beyond. The aforesaid headwinds and property level fundamentals have the potential to adversely impact transaction volumes relative to historical norms in the U.S,” said Mr. Pelusi.
     “We believe we are very well positioned to weather these challenges if they materialize, and if they do not materialize we will continue to take advantage of the improvements we have recently seen given our strong balance sheet and our experienced transaction professionals coupled with our demonstrated disciplined approach to managing and growing our business. As part of our disciplined approach to managing our business, at the end of 2010 we created a new Leadership Team to replace the Operating Committees of our Operating Partnerships. This Leadership Team is comprised of approximately 40 of our top leaders consisting of all of our lines of business and property specialties, all of our office heads, our officers and a new four-person Executive Committee. We believe this enhanced management structure will

HFF reports first quarter of 2011 financial results

provide additional capacity to further strategically grow our business and allow us to better identify future leaders of our business, assuming we can continue to retain and attract the highest quality individuals who ascribe to our culture, business practices and work ethic,” said Mr. Pelusi.
     “Finally, we believe our 178 transaction professionals who have an average tenure of 17 years in the commercial real estate industry, coupled with our enhanced disciplined management oversight, will continue to enable us to assist our clients in navigating these ever changing and inefficient capital market conditions to profitably take advantage of all opportunities created in times such as these. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies and solutions for them. We would like to also thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.
Non-GAAP Financial Measures
     This earnings press release contains a non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net income (loss) attributable to controlling interest, see the section of this press release titled “EBITDA Reconciliation.”
Earnings Conference Call
     The Company’s management will hold a conference call to discuss first quarter 2011 financial results on Tuesday, May 3rd, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-543-6405 in the U.S and 617-213-8897 for international callers approximately 10 minutes prior to the start of the call and enter participant code 72504804. A replay will become available after 11:30 a.m. Eastern Time on May 3rd and will continue through June 3, 2011, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 10041563.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, May 3rd, beginning at 8:30 a.m. Eastern Time. The broadcast will be

HFF reports first quarter of 2011 financial results

available on the Company’s website for one month. Related presentation materials will be posted to the
“Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.
About HFF, Inc.
     Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 18 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4)competitive pressures; (5) the Company’s ability to integrate and sustain it growth; and (6) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports first quarter of 2011 financial results

HFF, Inc.
Consolidated Balance Sheets (1)
(dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Cash, cash equivalents and restricted cash	$72,429	$73,419
Accounts receivable, receivable from affiliate and prepaids	3,746	2,397
Mortgage notes receivable	77,997	74,594
Property, plant and equipment, net	3,698	3,558
Deferred tax asset, net (2)	167,828	164,253
Intangible assets, net	14,904	14,225
Other noncurrent assets	681	704

	$341,283	$333,150

LIABILITIES AND STOCKHOLDERS EQUITY
Warehouse line of credit	$77,997	$74,594
Accrued compensation, accounts payable, payable to affiliate and other current liabilities	12,387	18,605
Long-term debt (includes current portion)	411	304
Deferred rent credit and other liabilities	3,009	2,897
Payable under the tax receivable agreement (2)	152,507	147,067

Total liabilities	246,311	243,467
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 35,958,521 and 34,829,382 shares outstanding, respectively	360	348
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital (2)	65,857	62,485
Treasury stock	(490)	(396)
Retained earnings	26,944	22,895

Total stockholders’ equity	92,671	85,332
Noncontrolling interest (2)	2,301	4,351

Total equity	94,972	89,683

	$341,283	$333,150

Notes
(1) The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering and after giving effect to the Operating Partnerships units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a

HFF reports first quarter of 2011 financial results

noncontrolling interest in HFF, Inc’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.
(2) During the three months ending March 31, 2011, Holdings exercised its exchange right under the Company’s amended and restated certificate of incorporation and exchanged 1,113,691 units in each of the Operating Partnerships for 1,113,691 shares of HFF, Inc.’s Class A common stock. As in the past, the Company intends to make an election under Section 754 of the Internal Revenue Code, which allows for the step-up in basis of the Operating Partnerships assets to fair market value at the time of the exchanges. As a result of this increase in tax basis, the Company is entitled to additional future tax benefits of approximately $6.3 million and has recorded this amount as a deferred tax asset on its consolidated balance sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings 85% of the amount of cash savings, if any, in U.S. federal, state and local taxes that the Company actually realizes as a result of the increases in tax basis and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. Therefore, the Company increased its payable under the tax receivable agreement by approximately $5.4 million. Additionally, due to the exchange transactions that occurred during the three month period ended March 31, 2011, the Company acquired an additional 3.0% in the Operating Partnerships and therefore the Company increased its Class A common stock at par value by approximately $12,000 and increased its additional paid in capital by $2.3 million while decreasing the noncontrolling interest by $2.3 million to reflect the ownership change. As of March 31, 2011, the Company owned 97.2% of the Operating Partnerships
EBITDA Reconciliation
     The Company defines EBITDA as net income (loss) attributable to controlling interest before interest expense, income taxes, depreciation and amortization and income reported to the noncontrolling interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its

HFF reports first quarter of 2011 financial results

overall operating performance. However, EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income (loss) attributable to controlling interest in determining EBITDA. In addition, note that the Company includes in net income (loss) attributable to controlling interest the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income (loss) attributable to controlling interest in determining EBITDA. The items that the Company has eliminated from net income (loss) attributable to controlling interest in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets and net income attributable to noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income attributable to controlling interest, net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.
     Set forth below is an unaudited reconciliation of consolidated net income (loss) attributable to controlling interest to EBITDA for the Company for the quarters ended March 31, 2011 and 2010:

HFF reports first quarter of 2011 financial results

EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended
	March 31,
	2011	2010

Net income (loss) attributable to controlling interest	$4,049	$(77)
Add:
Interest expense	10	26
Income tax expense	2,821	146
Depreciation and amortization	955	923
Net income attributable to noncontrolling interest	298	625

EBITDA	$8,133	$1,643

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